Exhibit 99.1
NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
shannon.lapierre@thehartford.com	richard.costello@thehartford.com

Jason Stewart	JR Reilly
860-547-7361	860-547-9140
jason.stewart@thehartford.com	jr.reilly@thehartford.com
The Hartford Announces Fourth Quarter And Full Year 2008 Results
•	Core insurance-based businesses perform well

•	Finishes 2008 well capitalized

•	Capital preservation and risk mitigation key focuses for 2009

•	Intends to reduce quarterly dividend to $0.05
HARTFORD, Conn., February 5, 2009 — The Hartford Financial Services Group, Inc. (NYSE: HIG) today reported a fourth quarter 2008 net loss of $806 million, or $2.71 per diluted share. The Hartford’s net income in the fourth quarter of 2007 was $595 million, or $1.88 per diluted share. For full year 2008, The Hartford reported a net loss of $2.7 billion, or $8.99 per diluted share, compared with net income of $2.9 billion, or $9.24 per diluted share, in 2007.
A summary of consolidated financial performance is provided in the following table.

Summary	Quarterly Results			Full Year Results
(in millions except per share data)	4Q ‘08	4Q ‘07	Change	2008	2007	Change
Net income (loss)	$(806)	$595	NM	$(2,749)	$2,949	NM
Net income (loss) per diluted share	$(2.71)	$1.88	NM	$(8.99)	$9.24	NM
Core earnings (loss)*	$(208)	$840	NM	$858	$3,507	(76%)
Core earnings (loss) per diluted share*	$(0.72)	$2.66	NM	$2.74	$10.99	(75%)
Assets under management*	$346,916	$426,764	(19%)
Book value per share	$28.53	$61.20	(53%)
Book value per share (ex. AOCI)*	$51.69	$63.93	(19%)

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

“This was clearly the most challenging year in our company’s nearly 200-year history,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “The capital markets proved to be especially challenging during the latter half of 2008, particularly affecting our equity-based businesses and investment performance. Even still, we took several actions to finish 2008 well capitalized and well prepared to deliver on our commitments to customers.”
At year-end 2008, The Hartford’s life company had a preliminary risk-based capital (RBC) ratio of 385% and the property and casualty subsidiaries were capitalized at levels consistent with those historically associated with AA level property and casualty insurers. Additional information regarding the company’s capital position is available on a Form 8-K furnished this evening to the Securities and Exchange Commission.
“We are optimistic about the resolve shown by the federal government in its efforts to stimulate the economy, but the risks still appear severe,” continued Ayer. “As a result, it is prudent for us to put capital preservation and risk mitigation at the forefront of our priorities in 2009. We intend to take actions on a number of fronts. The effort to de-risk our variable annuity product portfolio is ongoing, and we will look across the enterprise for additional opportunities to reduce risk. In addition, at our next Board of Directors meeting, we plan to recommend that the Board reduce our quarterly dividend to $0.05 per share, which will save the company about $350 million annually.
“From an operational perspective, our core insurance-based businesses had a strong 2008. We had outstanding underwriting results in property and casualty, and loss estimates for the current and prior accident years developed better than expected. In addition, our group insurance and individual life businesses executed well in competitive markets,” added Ayer.
In the fourth quarter of 2008, the company’s net realized capital loss was $610 million, after-tax, compared with a net realized capital loss of $230 million, after-tax, in the fourth quarter of 2007. The net realized capital loss in 2008 was $3.6 billion, after-tax, largely driven by other-than-temporary impairments, compared with a net realized capital loss in 2007 of $560 million, after-tax, primarily reflecting other-than-temporary impairments.
The fourth quarter of 2008 also included a $597 million after-tax write off of goodwill, of which $323 million was recorded in corporate, with the remaining charge of $274 million recorded in the individual annuity reporting unit.
In addition, the company’s full year 2008 net loss reflected a $932 million after-tax charge, taken in the third quarter, related to the company’s revision of its estimates of future gross profits, commonly referred to as deferred acquisition cost (DAC) unlock. The company reported an after-tax gain of $213 million in 2007 related to the DAC unlock. Estimates of future gross profits are used in the determination of certain asset and liability balances, including DAC.

REVIEW OF BUSINESS UNIT RESULTS
Property and Casualty Operations
Written premiums for The Hartford’s property and casualty operations in the fourth quarter were $2.5 billion, down 2% from the comparable 2007 period. For full year 2008, written premiums were $10.2 billion compared with $10.4 billion in the prior year.
Net income from ongoing operations was $297 million for the fourth quarter of 2008, including the effect of a $138 million net realized capital loss. Net income from ongoing operations in the fourth quarter of 2007 was $323 million. For full year 2008, net income from ongoing operations was $189 million, compared with $1.5 billion a year ago. The decrease was largely due to a decline in investment performance, including a $1.1 billion net realized capital loss in 2008, compared with a $104 million net realized capital loss in 2007.
The combined ratio for ongoing operations in the fourth quarter of 2008, excluding catastrophes, was 78.0%, compared with 88.4% in the prior-year period. The fourth quarter of 2008 benefitted from prior accident year net reserve releases of $195 million, or 7.6 points, primarily related to workers’ compensation, auto liability and general liability, compared to net reserve releases of $126 million, or 4.8 points, in the prior-year period. The fourth quarter of 2008 also reflected current accident year net reserve releases of $95 million, or 3.7 points, primarily related to auto liability and workers’ compensation, compared to net reserve strengthening of $13 million, or 0.5 points, in the prior-year period.
For the full year of 2008, the combined ratio from ongoing operations was 90.7%, in line with full year 2007 results. Excluding catastrophes, the combined ratio from ongoing operations for full year 2008 was 85.7%, compared to 89.0% for 2007.
Personal Lines Insurance
Personal lines written premiums for the fourth quarter of 2008 were $936 million, in line with the prior-year period. Written premiums in the company’s AARP business increased 3% in the fourth quarter, as this business continued to deliver profitable growth in a competitive market.
Personal lines reported a current accident year combined ratio of 86.8%, excluding catastrophes, for the fourth quarter of 2008, compared with 93.7% for the fourth quarter of 2007. The fourth quarter of 2008 included a benefit of $33 million, or 3.4 points, of reserve releases relating to the first three quarters of 2008, primarily on auto liability claims. The company’s estimate of Hurricane Ike losses associated with personal lines was reduced in the fourth quarter of 2008 by $42 million.
Small Commercial
Written premiums for small commercial were $622 million for the fourth quarter of 2008, compared with $649 million in the year-ago period. Policies in-force at the end of the quarter grew 2%, compared to the end of 2007, driven by a continued focus on technology and service improvements for agents.

The current accident year combined ratio for small commercial was 76.8%, excluding catastrophes, for the fourth quarter of 2008, compared with 88.8% for the fourth quarter of 2007. The fourth quarter of 2008 included $30 million, or 4.4 points, of reserve releases relating to the first three quarters of 2008, primarily on workers’ compensation claims. The company’s estimate of Hurricane Ike losses associated with small commercial was increased in the fourth quarter of 2008 by $31 million.
Middle Market
Written premiums for middle market were $577 million for the fourth quarter of 2008, compared with $609 million in the year-ago period. Middle market policies in-force rose 3% since the end of 2007, the result of successful retention initiatives and increased new business in 2008.
The middle market current accident year combined ratio was 86.0%, excluding catastrophes, for the fourth quarter of 2008, compared with 96.1% for the fourth quarter of 2007. The fourth quarter of 2008 included $28 million, or 5.1 points, of reserve releases relating to the first three quarters of 2008, primarily on workers’ compensation claims.
Specialty Commercial Insurance
In specialty commercial, written premiums for the fourth quarter of 2008 were $330 million, an increase of 3% over the prior-year period. Specialty commercial reported a current accident year combined ratio of 96.7%, excluding catastrophes, for the fourth quarter of 2008, compared with 97.3% for the fourth quarter of 2007. The fourth quarter of 2008 included $3 million, or 0.9 points, of favorable reserve releases relating to the first three quarters of 2008.
Life Operations
Life operations assets under management as of December 31, 2008 were $298 billion, compared with $372 billion as of December 31, 2007. This decrease was largely driven by equity market declines. Life reported a net loss of $807 million in the fourth quarter of 2008, compared with net income of $277 million in the year-ago period. The fourth quarter of 2008 included a $557 million after-tax net realized capital loss and a $274 million after-tax goodwill write-off related to the company’s U.S. variable annuity business. The fourth quarter of 2007 included a $168 million after-tax net realized capital loss.
INDIVIDUAL MARKETS
Retail Products Group
Total retail products group assets under management were $119 billion at December 31, 2008, compared with $180.5 billion at the end of 2007. The change was driven primarily by equity market declines. The net loss for the fourth quarter of 2008 was $670 million and included a net realized capital loss of $475 million, compared with net income of $196 million in the year-ago period, which included a net realized capital loss of $12 million. The fourth quarter of 2008 also included a goodwill impairment charge of $274 million, after tax.

Variable annuity deposits for the quarter were $1.2 billion, compared to $3.1 billion in the prior-year period. The decline was due in part to an increasingly competitive product environment and significantly volatile equity market conditions. Fixed annuity deposits increased to $848 million in the fourth quarter of 2008, up from $128 million in the fourth quarter of 2007, as demand for guaranteed rates increased. Fourth quarter 2008 variable annuity net outflows were $1.9 billion, compared with net outflows of $1.1 billion in the prior-year period. Variable annuity assets under management ended the quarter at $74.6 billion, compared with $119.1 billion in the fourth quarter of 2007.
Mutual fund deposits were $2.6 billion in the fourth quarter of 2008, compared with $3.5 billion in the prior-year period, due to the challenging equity markets. Total retail mutual fund assets under management were $31 billion as of December 31, 2008, compared to $48.4 billion at December 31, 2007. Also in the quarter, The Hartford reopened its Morningstar five-star rated Hartford MidCap Fund to new investors.
Individual Life
Fourth quarter 2008 sales for individual life were $70 million, compared with $89 million in the prior-year period. Life insurance in-force rose 9% to $195 billion in the fourth quarter of 2008, with term life growing 21% to $63 billion, as a result of a general customer shift to fixed products and improved new term product sales tools.
Individual life reported net income of $9 million for the fourth quarter of 2008, including a net realized capital loss of $18 million. This compares with net income of $31 million in the year-ago period, which included a net realized capital loss of $9 million.
EMPLOYER MARKETS
Retirement Plans
Retirement plans assets under management grew 30% to $37 billion at December 31, 2008, compared with $28.5 billion at the end of the fourth quarter of 2007. Total deposits were $2 billion in the fourth quarter of 2008, up 40% from $1.4 billion in the prior-year period. The increases in assets under management and deposits reflect the effect of acquisitions, which closed in early 2008, as well as growth in ongoing contributions.
Retirement plans reported a net loss of $23 million for the quarter, including a net realized capital loss of $22 million. This compares to net income of $7 million in the prior-year period, which included a net realized capital loss of $15 million.
Group Benefits
Group benefits fully insured sales increased 4% for the fourth quarter to $146 million. According to Life Insurance Market Research Association, The Hartford retained its number one ranking in group disability sales and number two ranking in group life sales for the first nine months of 2008. Fully insured premiums of $1.1 billion for the fourth quarter of 2008 were up 4% over the prior year.

Group benefits reported net income for the fourth quarter of 2008 of $72 million, which reflects a net realized capital loss of $18 million. For the fourth quarter of 2007, group benefits reported net income of $80 million, which included a net realized capital loss of $9 million.
INTERNATIONAL MARKETS
For the fourth quarter of 2008, variable annuity deposits in Japan were ¥28.2 billion, or $291 million, down 77% on a yen basis from the fourth quarter of 2007 as a result of weaker market conditions and increasing competition. Net outflows for variable annuities were ¥309 billion, or $3.1 billion, for the fourth quarter of 2008, largely due to automatic redemption triggers associated with the company’s 3WIN product.
Total assets under management in Japan were ¥3.1 trillion, or $34.5 billion, as of December 31, 2008, down 26% over the prior-year period on a yen basis due to equity market declines. International operations net loss for the fourth quarter of 2008 was $298 million, which included a net realized capital loss of $192 million, compared with net income of $38 million in the year-ago period, which included a net realized capital loss of $31 million.
INSTITUTIONAL MARKETS
Institutional deposits for the fourth quarter of 2008 were $928 million, compared with $1.5 billion in the prior-year period. Fourth quarter 2008 sales were affected by weaker market conditions. Institutional assets under management were $59.1 billion as of December 31, 2008, compared to $61.5 billion at December 31, 2007. Institutional reported fourth quarter 2008 net income of $41 million, driven by a net realized capital gain of $80 million, compared with a net loss of $43 million in the year-ago period, which included a net realized capital loss of $77 million.
INVESTMENTS
Net investment income, excluding trading securities, was $809 million, before-tax, in the fourth quarter of 2008, a decline of 38% from the prior-year period. The decline was largely due to $333 million of pre-tax losses on limited partnerships and other alternative investments, as well as lower yields on fixed maturities as The Hartford increased its holdings of short-term and government securities.
The net realized capital loss was $610 million, after-tax, for the fourth quarter of 2008, compared to an after-tax loss of $230 million in the fourth quarter of 2007. The loss for the fourth quarter of 2008 primarily consisted of losses from the company’s variable annuity GMWB hedging program, as well as other-than-temporary impairments. A vast majority of the impairments in the fourth quarter of 2008 related to further price declines on previously impaired commercial mortgage-backed securities and financial securities, as well as impairments on securities for which the company seeks to maintain trading flexibility. The company’s net unrealized loss position as of December 31, 2008 was $6.8 billion, after tax.
The Hartford’s total investments, excluding trading securities, were $89.3 billion as of December 31, 2008, compared to $94.9 billion as of December 31, 2007. Depressed valuations from widening credit spreads drove the majority of the decline in asset values.

2009 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2009 core earnings per diluted share to be between $5.80 and $6.20. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2009, as well as factors noted below. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
The 2009 guidance assumes the following items:
— U.S. equity markets produce an annualized return of 9.0% (including 7.2% stock appreciation and 1.8% dividends) from the S&P 500 level of 903 on December 31, 2008;
— This guidance incorporates no estimate of the effect of the planned third quarter 2009 review of all assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs (DAC). It is almost certain that there will be a significant effect from this review, but the company is unable to estimate it at this time;
— A pre-tax underwriting loss of $160 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;
— A catastrophe ratio of 3% to 3.5%;
— An annualized yield on limited partnerships and other alternative investments of (9%); and
— Diluted weighted average shares outstanding of 326.1 million for full year 2009.
Markets in the United States and elsewhere have experienced extreme volatility and disruption for more than 12 months, due largely to the stresses affecting the global financial system, which accelerated significantly in the second half of 2008. The United States, Europe and Japan have entered severe recessions that are likely to persist well into and perhaps through 2009, despite past and expected governmental intervention in the world’s major economies. The ongoing global financial crisis increases the likelihood that the company’s 2009 earnings guidance will turn out to be incorrect. The company’s actual experience in 2009 will almost certainly differ from many of the assumptions described above, due to the current global macroeconomic situation as well as other factors including, but not limited to, the risk factors set forth in the company’s Form 10-Q Quarterly Reports and Form 10-K Annual Reports, significant changes in estimated future earnings caused by changes in the credit and equity markets, DAC amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual ground-up reviews of long-term latent casualty exposures, including environmental claims, and the recoverability of reinsurance for these claims.

CONFERENCE CALL
The Hartford will discuss its fourth quarter and full year 2008 results in a conference call on Friday, February 6, 2009, at 10:00 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the fourth quarter and full year 2008, which is available on The Hartford’s Web site, ir.thehartford.com.
About The Hartford
The Hartford is one of the nation’s largest financial services companies and a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, the United Kingdom, Canada, Brazil and Ireland. The Hartford’s Internet address is www.thehartford.com.
HIG-F
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings (loss) as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business.

Accordingly, core earnings (loss) excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings (loss) includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Core earnings (loss) is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income (loss) is the most directly comparable GAAP measure. Core earnings (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings (loss) when reviewing the company’s performance. A reconciliation of net income (loss) to core earnings for the three and twelve months ended December 31, 2007 and 2008 is set forth in the results by segment table. The 2009 earnings guidance presented in this release is based in part on core earnings (loss). A quantitative reconciliation of The Hartford’s net income (loss) to core earnings (loss) is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
Core earnings (loss) per share is calculated based on the non-GAAP financial measure core earnings (loss). The Hartford believes that the measure core earnings (loss) per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings (loss). Net income (loss) per share is the most directly comparable GAAP measure. Core earnings (loss) per share should not be considered as a substitute for net income (loss) per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per share and core earnings (loss) per share when reviewing the company’s performance. A reconciliation of net income (loss) per share to core earnings (loss) per share for the three and twelve months ended December 31, 2007 and 2008 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2008.
Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three months ended December 31, 2007 and 2008 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2008.

Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding plus assumed conversion of preferred shares to common.
The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2007 and 2008 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.
The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income (loss) for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-13 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2008.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include, without limitation, uncertainties related to the depth and duration of the current recession and related financial crisis, and the impact of these volatile market conditions on, among other things, our investment portfolio, liabilities from variable annuity products and capital position; the success of our efforts to preserve capital and reduce risk, and the costs and charges associated therewith; our ability to participate in programs under the Emergency Economic Stabilization Act of 2008 and similar initiatives and the terms of such participation; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the amount of statutory capital that the company has, changes to the statutory reserves and/or risk based capital requirements, and the company’s ability to hold sufficient statutory capital to maintain financial strength and credit ratings; a downgrade in the company’s financial strength or credit ratings; the possibility of general economic and business conditions that are less favorable than anticipated; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to defaults by others; the availability of our commercial paper program; the potential for acceleration of DAC amortization; the potential for an impairment of our goodwill; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in federal or state tax laws, including changes impacting the availability of the separate account dividend received deduction; the company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2007 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
- financial tables to follow -

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
(in millions except per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2007	2008	Change	2007	2008	Change
LIFE
Retail Products Group	$196	$(670)	NM	$812	$(1,399)	NM
Individual Life	31	9	(71%)	182	(43)	NM

Total Individual Markets Group	227	(661)	NM	994	(1,442)	NM
Retirement Plans	7	(23)	NM	61	(157)	NM
Group Benefits	80	72	(10%)	315	(6)	NM

Total Employer Markets Group	87	49	(44%)	376	(163)	NM
International	38	(298)	NM	223	(325)	NM
Institutional Solutions Group	(43)	41	NM	17	(502)	NM
Other	(32)	62	NM	(52)	(11)	79%

Total Life net income (loss)	277	(807)	NM	1,558	(2,443)	NM
Less: Net realized capital losses, after-tax and DAC [1]	(180)	(546)	NM	(434)	(2,484)	NM

Total Life core earnings (loss)	457	(261)	NM	1,992	41	(98%)

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Personal Lines	30	202	NM	322	280	(13%)
Small Commercial	204	167	(18%)	508	437	(14%)
Middle Market	58	148	155%	157	169	8%
Specialty Commercial	(58)	58	NM	(18)	71	NM

Total Ongoing Operations underwriting results	234	575	146%	969	957	(1%)
Net servicing income	11	10	(9%)	52	31	(40%)
Net investment income	357	127	(64%)	1,439	1,056	(27%)
Other expenses	(69)	(39)	43%	(248)	(219)	12%
Net realized capital losses	(87)	(214)	(146%)	(160)	(1,669)	NM
Income tax (expense) benefit	(123)	(162)	32%	(575)	33	NM

Ongoing Operations net income	323	297	(8%)	1,477	189	(87%)

Other Operations
Other Operations net income (loss)	26	(6)	NM	30	(97)	NM

Total Property & Casualty net income	349	291	(17%)	1,507	92	(94%)
Less: Net realized capital losses, after-tax and DAC [1]	(65)	(161)	(148%)	(122)	(1,225)	NM

Total Property & Casualty core earnings	414	452	9%	1,629	1,317	(19%)

CORPORATE
Total Corporate net loss	(31)	(290)	NM	(116)	(398)	NM

CONSOLIDATED

Net income (loss)	595	(806)	NM	2,949	(2,749)	NM
Less: Net realized capital losses, after-tax and DAC [1]	(245)	(598)	(144%)	(558)	(3,607)	NM

Core earnings (loss)	$840	$(208)	NM	$3,507	$858	(76%)

PER SHARE DATA
Diluted earnings (loss) per share
Net income (loss)	$1.88	$(2.71)	NM	$9.24	$(8.99)	NM
Core earnings (loss)	$2.66	$(0.72)	NM	$10.99	$2.74	(75%)
Book value per share
Book value per share (including AOCI)	$61.20	$28.53	(53%)
Per share impact of AOCI	$(2.73)	$(23.16)	NM
Book value per share (excluding AOCI)	$63.93	$51.69	(19%)

[1]	Includes those net realized capital gains and losses not included in core earnings (loss). See discussion of non-GAAP and other financial measures section of this release.

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful

The Hartford
First Quarter and Full Year 2009 Guidance
Full Year 2009 Core Earnings Per Diluted Share of $5.80 — $6.20

	2009 Written Premium	2009
Property and Casualty	Growth Compared to 2008	Combined Ratio*
Ongoing Operations	(2%) - 1%	90.0% - 93.0%

Personal Lines	Flat - 3%	89.5% - 92.5%
Auto	Flat - 3%
Homeowners	(2%) - 1%

Small Commercial	(2%) - 1%	85.0% - 88.0%

Middle Market	(6%) - (3%)	93.5% - 96.5%

Specialty Commercial	(2%) – 1%	96.5% - 99.5%

*	Excludes catastrophes and prior-year development

Core Earnings ROA[1]
Life	Deposits	Net Flows	Individual Annuity
U.S. Individual Annuity
Full Year 2009 – Variable Annuity	$3.0 - $5.0 Billion	($8.2) - ($6.2) Billion	63-66 bps
1Q09 – Variable Annuity	$0.5 - $1.0 Billion	($2.25) - ($1.75) Billion
Full Year 2009 – Fixed Annuity	$1.75 - $2.25 Billion	$0.75 - $1.25 Billion
Japan Annuity			Japan Operations
Full Year 2009 – Variable Annuity	$0.75 - $1.5 Billion	($1.2) - ($0.5) Billion	46-56 bps
at ¥90.7/$1 exchange	¥68 - ¥136 Billion	(¥104) - (¥45) Billion
1Q09 – Variable Annuity	$0.2 - $0.4 Billion	($0.2) - $0.0 Billion
at ¥90.7/$1 exchange	¥18 - ¥36 Billion	(¥18) - (¥5) Billion
Retail Mutual Funds			Other Retail
Full Year 2009	$9.0 - $11.0 Billion	$0.6 - $2.6 Billion	4-7 bps
1Q09	$2.0 - $2.6 Billion	($50) - $550 Million
Retirement Plans
Full Year 2009	$8.0 - $9.0 Billion	$0.5 - $1.5 Billion	7-10 bps
1Q09	$2.2 - $2.6 Billion	$0.5 - $1.0 Billion
Institutional Solutions Group
Full Year 2009	$3.5 - $5.5 Billion	($2.0) - $0.0 Billion	7-11 bps
Group Benefits (Full Year 2009)
Fully Insured Premiums*	$4.6 - $4.7 Billion
Loss Ratio	71% - 74%
Expense Ratio	26% - 28%
After-tax Margin**	6.0% - 6.4%

*	Guidance for fully insured premiums excludes buyout premiums and premium equivalents.

**	Guidance on after-tax margin is core earnings divided by total core revenue, excluding buyout premiums.

Individual Life (Full Year 2009)
Inforce Growth	7% - 9%
After-tax Margin*	12% -14%

*	Guidance on after-tax margin is core earnings divided by total core revenue.

[1]	ROA guidance incorporates no estimates of the effect of the planned third quarter 2009 DAC unlock.